For Immediate Release

Contact:
Lattice Incorporated	CCG Elite Investor Relations
Paul Burgess, CEO	Crocker Coulson, President
Phone: +(1) 856-910-1166 x.2111	Phone: +(1) 646-213-1915
Email: pburgess@latticeincorporated.com	Email: crocker.coulson@ccgir.com
Ed Job, CFA
Phone: +(1) 646-213-1914
Email: ed.job@ccgir.com

Lattice Incorporated Reports First-Quarter 2009 Results

PENNSAUKEN, N.J., May 11, 2009 - Lattice Incorporated (OTC: LTTC) (“Lattice” or the “Company”), a provider of advanced information and communications technology solutions to key government agencies and enterprise customers, today announced results for the first quarter ended March 31, 2009.

First-Quarter 2009 Highlights

•	Total revenues were $3.8 million, up 6.0% from approximately $3.6 million in the first quarter of 2008
•	Gross margin was 32.9%, slightly up from 31.6% in the first quarter of 2008
•	“Adjusted” Operating Income was $108,000 versus a $73,000 loss in the year ago period

“Despite uncertainties related to the economy and the ultimate spending roadmap of the new administration, we continue to succeed steadily in achieving organic growth, as we expand contract work with our existing government customers,” said Paul Burgess, Lattice’s Chief Executive Officer. “Simultaneously, we continue to emphasize cost-cutting as we focus on consolidating our businesses under the Lattice brand.”

First-Quarter 2009 Results

Lattice’s total revenue in the first quarter of 2009 was $3.8 million, up 6.0% from approximately $3.6 million in the same period last year.  The year-over-year increase in quarterly total revenues was attributable to an increase in rates on the Company’s cost-plus contracts in its Government services unit and higher sales in the Company’s technology product segment.

Cost of revenues increased to approximately $2.6 million from approximately $2.5 million in the same period of 2008. Gross profit in the 2009 first quarter was approximately $1.3 million compared to $1.1 million in the comparable period of 2008. As a percent of revenues, gross profit was 32.9% in the first quarter of 2009, up from 31.6% in the first quarter of 2008.  The year-over-year increase in gross profit was primarily due to a higher percentage of overall revenues attributable to higher-margin technology products, an increase in government services margins due to the rate increase on the Company’s cost plus contracts, partially offset by increased use of subcontractors in supporting the Government service revenues .

Operating expenses for the first quarter of 2009 totaled $1.6 million, approximately even with the comparable period of 2008. Selling, general and administrative expenses in the 2009 first quarter were $1.1 million, approximately even with SG&A recorded for the first quarter of 2008. Amortization expense was down 19.8% to $299,248 compared to $372,057 recorded in the corresponding period of 2008, as some of the Company’s intangibles have been fully amortized.

The Company posted an “Adjusted” operating income of $108,000 compared to a loss for the 2008 first quarter of $73,000. The Company uses “Adjusted” operating income, a non-GAAP measure, as an internal gauge on the Company’s operating performance. Below is a reconciliation of “Adjusted” operating income to reported operating loss.

Reconciliation of Operating Loss reported to "Ajusted" Operating Income

	31-Mar-09	31-Mar-08

Operating Loss - reported	$(317,331)	$(458,390)

Add-back non-cash items:

Depreciation & Amortization	300,085	375,733

Share-based compensation	125,631	9,833

"Adjusted" Operating Income	108,385	(72,824)

Other expense in the first quarter of 2009 totaled $254,500, compared to other income of $128,394 recorded in the first quarter of 2008. Included in other expense for the first quarter of 2009 was $172,000 non-cash derivative expense which compared to derivative income of $179,000 in the comparable quarter in 2008.

Net loss applicable to common shareholders for the 2009 first quarter was $409,358, or $0.02 per fully diluted share, compared to a $140,836 and $0.01, respectively in the first quarter of 2008.

Conference Call

The Company will host a conference call at 5:00 p.m. ET on May 11, 2009, to discuss first-quarter 2009 results. Joining Paul Burgess, Lattice’s Chief Executive Officer, will be Joe Noto, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1(866) 800-8648. The conference ID for the call is 83148794.

If you are unable to participate in the call at this time, a replay will be available on May 11 at 7:00 p.m. ET for seven days. To access the replay, dial +1(888)286-8010 or +1(617)801-6888; the conference ID is 41548873.

About Lattice Incorporated

Lattice Incorporated is a provider of advanced information and communications technology solutions to the government and commercial markets. The company's technology services division designs, deploys and manages advanced technological solutions at key government agencies and for mid- to large-sized enterprises. Lattice's technology products division consists of several core proprietary platforms used to develop customized software applications with military grade security in a number of different markets. For more information, visit http://www.latticeincorporated.com.

Safe Harbor Statement

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K previously filed with the SEC.

- FINANCIAL TABLES FOLLOW -

LATTICE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008

Revenue - Technology Services	$3,506,525	$3,354,013
Revenue - Technology Products	301,358	236,893
Total Revenue	3,807,883	3,590,906

Cost of Revenue - Technology Services	2,439,757	2,369,326
Cost of Revenue - Technology Products	115,407	88,538
Total cost of revenue	2,555,164	2,457,864

Gross Profit	1,252,719	1,133,042

Operating expenses:
Selling, general and administrative	1,118,308	1,069,640
Research and development	152,494	149,735
Amortization expense	299,248	372,057
Total operating expenses	1,570,050	1,591,432

Loss from operations	(317,331)	(458,390)

Other income (expense):
Derivative income (expense)	(172,443)	179,667
Other expense	(4,840)	-
Interest expense	(76,191)	(50,821)
Finance expense	(1,026)	(452)
Total other income (expense)	(254,500)	128,394

Minority Interest	5,395	27,422

Loss before taxes	(566,436)	(302,574)

Income taxes (benefit)	(163,355)	(174,208)

Net loss	$(403,081)	$(128,366)

Reconciliation of net loss
Loss applicable to common shareholders:
Net loss	$(403,081)	$(128,336)
Series B Preferred stock dividend	(6,277)	(12,500)
Loss applicable to common stockholders	$(409,358)	$(140,836)

Loss per common share
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)

Weighted average shares:
Basic	16,700,554	16,828,428
Diluted	16,700,554	16,828,428

LATTICE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS:
Current assets:
Cash and cash equivalents	$376,664	$1,363,130
Accounts receivable, net	3,238,027	3,560,690
Inventories	30,704	30,704
Other current assets	112,870	51,008
Total current assets	3,758,265	5,005,532

Property and equipment, net	20,253	21,090
Goodwill	3,599,386	3,599,386
Other intangibles, net	2,110,500	2,409,748
Other assetes	54,427	54,459
Total assets	$9,542,831	$11,090,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,450,409	$1,698,551
Accrued expenses	2,170,036	1,726,891
Customer deposits	15,000	15,000
Notes payable	487,416	1,766,098
Derivative liability	373,049	200,606
Total current liabilities	4,495,910	5,407,146
Long term liabilities:
Long Term Debt	482,841	666,515
Deferred tax liabilities	1,036,928	1,200,283
Total long term liabilities	1,519,769	1,866,798
Total liabilities	6,015,679	7,273,944
Minority interest	187,885	193,280

Shareholders' equity
Preferred Stock - .01 par value
Preferred Stock series A 9,000,000 shares authorized, 7,810,686 and 7,838,686 issued	78,107	78,387
Preferred Stock series B 1,000,000 shares authorized 1,000 000 issued	10,000	10,000
Preferred Stock series C 575,000 shares authorized 520,000 issued	5,200	5,200
Common stock - .01 par value, 200,000,000 authorized,
16,942,428 and 16,842,428 issued, and 16,639,441 and 16,539,441 outstanding respectively	169,425	168,425
Additional paid-in capital	38,543,809	38,418,897
Accumulated deficit	(34,909,178)	(34,499,822)
	3,897,363	4,181,087
Common stock held in treasury, at cost	(558,096)	(558,096)
Shareholders' equity	3,339,267	3,622,991
Total liabilities and shareholders' equity	$9,542,831	$11,090,215

See accompanying notes to condensed consolidated financial statements

LATTICE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months ended
	March 31,
	2009	2008

Cash flow from operating activities:
Net loss before preferred dividends	$(403,081)	$(128,336)

Adjustments to reconcile net loss to net used for operating activities:
Derivative (income) expense	172,443	(179,667)
Amortization of intangible assets	299,248	372,057
Deferred income taxes	(163,355)	(174,208)
Minority interest	(5,395)	(27,422)
Share-based compensation	125,631	9,833
Depreciation	837	3,676
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(359,568)	850,650
Other current assets	(61,862)	41,721
Other assets	32	17,524
Increase (decrease) in:
Accounts payable and accrued liabilities	205,554	(1,057,349)
Deferred revenue	-	15,000
Total adjustments	213,565	(128,185)
Net cash provided by ( used in) operating activities	(189,516)	(256,521)
Cash flows from investing activities:
Purchase of equipment	-	(16,594)
Net cash used in investing activities	-	(16,594)
Cash flows from financing activities:
Payments on notes payable	(21,000)	(66,000)
Bank line-of-credit borrowings (payments), net	(775,950)	637,407
Net cash provided by (used in) by financing activities	(796,950)	571,407
Net increase (decrease) in cash and cash equivalents	(986,466)	298,292
Cash and cash equivalents - beginning of period	1,363,130	769,915
Cash and cash equivalents - end of period	$376,664	$1,068,207

Supplemental cash flow information
Interest paid in cash	$57,289	$19,302
Taxes paid	$4,805	$2,080

Supplemental Disclosures of Non-Cash Financing Activities

Proceeds from Factoring agreement paid directly
to Private Bank Facility	$682,232	$-
Preferred stock dividends	$6,277	$12,500
Conversion of 28,000 preferred share into 100,000 of common	$(280)	$-
Conversion of 28,000 preferred share into 100,000 of common	$1,000	$-
Additional paid in capital	$(720)	$-

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